Exhibit 99.1

Calgon Carbon Announces Third Quarter 2016 Results

  Board Declares Dividend of $0.05 per Share
  Q3 2016 Results:
    Net sales totaled $124.0 million
    Gross margin (before depreciation and amortization) was 31.1%
    Selling, administrative and research expense includes $0.6 million of transaction-related costs attributable to the Company’s completed acquisition of CECA’s activated carbon and filter aid business
    Fully diluted EPS was $0.13

PITTSBURGH--(BUSINESS WIRE)--November 3, 2016--Calgon Carbon Corporation (NYSE: CCC) announced results for the third quarter ended September 30, 2016.

Net sales for the third quarter of 2016 were $124.0 million, as compared to $133.0 million for the comparable period in 2015. Currency translation had a $0.5 million negative impact on sales for the third quarter 2016 primarily due to the negative effect of a stronger U.S. dollar versus the British pound sterling that was partially offset by a weaker U.S. dollar versus the Japanese yen. As anticipated, third quarter sales declined sequentially as compared to second quarter 2016 sales of $132.6 million.

Income from operations for the third quarter of 2016 was $9.3 million versus $17.0 million for the third quarter of 2015. Third quarter 2016 income from operations includes $0.6 million of transaction-related costs attributable to the Company’s acquisition of the European activated carbon and filter aid business of CECA (a subsidiary of the Arkema Group) that was completed on November 2, 2016.

Net income was $6.4 million for the third quarter of 2016 versus $12.1 million for the comparable period in 2015. On a fully diluted share basis, net income per common share for the third quarter of 2016 was $0.13 compared to $0.23 reported for last year’s third quarter.

For the third quarter of 2016, sales for the Activated Carbon and Service segment declined to $112.5 million as compared to $121.3 million for the same period a year ago. This decline was primarily due to lower sales of powdered activated carbon for removing mercury from coal-fired power plant emissions in the North American Environmental Air market, as well as lower Environmental Water market sales resulting from the impact of continued soft global economic conditions on industrial sector customer demand. These declines were partially offset by higher Potable Water market sales, particularly in North America, and higher respirator and metal recovery Specialty Carbon market sales.

Equipment segment sales in the third quarter of 2016 were $9.8 million compared to $9.7 million for the same period a year ago. Higher sales of carbon adsorption equipment were offset by lower ion exchange equipment and ballast water treatment system sales.

Sales in the Consumer segment declined to $1.7 million in the third quarter of 2016 compared to $2.0 million in last year’s third quarter due to the negative currency translation impact of the weaker British pound sterling.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the third quarter of 2016 was 31.1%, compared to 36.2% reported for the third quarter of 2015. The lower margin percentage was primarily due to a decline in the volume of higher margin products, including the absence of a higher margin legacy mercury removal contract, coupled with an increase in the volume of lower margin products.

Selling, administrative and research expense for the third quarter of 2016 was $20.2 million versus $22.6 million in last year’s third quarter. The decrease is primarily due to lower employee related costs, including lower expenses related to retiree lump sum pension plan payments, as well as lower costs from consulting services including those from the Company’s SAP re-implementation project that was completed last year. Partially offsetting these decreases were transaction-related costs of $0.6 million attributable to the acquisition of CECA’s activated carbon and filter aid business.

The effective tax rate for the third quarter of 2016 declined to 20.2% compared to 31.3% for the same period last year due to changes in the mix of earnings in taxing jurisdictions where the tax rate is lower than the U.S. rate and the favorable impact of permanent income tax differences related to discrete return to provision items.

On November 1, 2016, Calgon Carbon’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on December 15, 2016, to shareholders of record on December 5, 2016.

Commenting on the Company’s third quarter results, Randy Dearth, Calgon Carbon’s Chairman, President and Chief Executive Officer said, “While our results reflect the anticipated decline in our mercury removal revenues and margins due to the expiration of a legacy contract, ongoing global softness in industrial end markets caused this sector’s demand to lag our already dampened expectations.

“In the face of prolonged weakness in global industrial end markets, we continue to focus on things that we can control, including new cost reduction initiatives and executing on opportunities in other areas of our diverse end market and product exposures that are benefiting from positive market dynamics.

“As an example, we are gaining significant traction in the municipal water market from our proactive response to addressing the removal of harmful perfluorinated compounds that are being found in many drinking water sources across the United States. With the September 2016 passage of the International Maritime Organization Convention for the treatment of ballast water discharges, we have experienced a significant increase in quotation activity for our UV treatment systems and we have received positive results from preliminary tests for our Hyde GUARDIAN systems under U.S. Coast Guard testing protocols. And with yesterday’s closing of the European activated carbon and filter aid acquisition, we look forward to the positive and synergistic impact that this strategic addition to the Calgon Carbon portfolio is expected to have on our business and financial performance in 2017 and beyond.

“In summary, we believe we are taking the right steps strategically and operationally to mitigate industrial demand softness and to create a more balanced and diverse global growth platform,” concluded Mr. Dearth.

Conference Call and Webcast Details

This morning at 9:00 a.m. Eastern Time, the Company will be hosting a live conference call and webcast, including presentation slides, to discuss the third quarter 2016 financial results.

To listen to, or participate in, the conference call, please phone 866-393-4792 shortly before the scheduled start time. International callers should phone +1 706-758-4301. The conference ID is 84098192.

To view and listen to the webcast, as well as access the downloadable presentation slides, go to the Calgon Carbon website at www.calgoncarbon.com, proceed to the investor home page, and click on the link to the webcast.

The conference call will be re-broadcast beginning approximately two hours after the call concludes through November 17, 2016, at midnight Eastern Time. To listen to the re-broadcast, please phone 800-585-8367 or +1 404-537-3406. The ID for the replay is also 84098192.

A re-broadcast of the webcast can be accessed in the investor section of the Calgon Carbon website.

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products – in granular, powdered, pelletized and cloth form – for more than 700 distinct applications.

With the recent acquisition of complementary wood-based activated carbon and filtration media capabilities located in Europe, Calgon Carbon becomes an even more global and diverse industry leader in activated carbon, reactivation, and filtration media in the form of diatomaceous earth and perlites.

Headquartered in Pittsburgh, Pennsylvania, the Company employs approximately 1,400 people at 21 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron.

For more information about Calgon Carbon’s leading activated carbon, filtration media, and ultraviolet technology solutions, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding the acquisition of the assets and business of the wood-based activated carbon, reactivation and mineral-based filtration media business of CECA, a subsidiary of Arkema Group (the Activated Carbon and Filter Aid Business), future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included herein and in the Company’s most recent Annual Report on Form 10-K pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein, including, without limitation, the Company’s ability to successfully integrate the Activated Carbon and Filter Aid Business and achieve the expected results of the acquisition, including any expected synergies and the expected accretion to earnings. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Some of the factors that could affect future performance of the Company are changes in or delays in the implementation of regulations that cause a market for our products, higher energy and raw material costs, costs of imports and related tariffs, unfavorable weather conditions and changes in market prices of natural gas relative to prices of coal, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the Company’s most recent Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the Federal securities laws of the United States.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net Sales	$123,970	$132,976	$376,766	$404,131

Cost of Products Sold (Excluding Depreciation and Amortization)	85,430	84,804	251,552	256,636

Depreciation and Amortization	9,082	8,624	27,318	25,788

Selling, Administrative & Research	20,165	22,580	67,969	67,654

	114,677	116,008	346,839	350,078

Income from Operations	9,293	16,968	29,927	54,053

Interest Expense - Net	(538)	(248)	(1,064)	(449)

Other Income (Expense) - Net	(758)	890	(555)	(261)

Income Before Income Tax Provision	7,997	17,610	28,308	53,343

Income Tax Provision	1,612	5,504	8,569	17,596

Net Income	6,385	12,106	19,739	35,747

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	(284)	(2,490)	(595)	(9,462)
Defined Benefit Pension Plans	1,028	503	2,291	1,460
Derivatives	100	(559)	(689)	(677)

Comprehensive Income	$7,229	$9,560	$20,746	$27,068

Net Income per Common Share
Basic	$.13	$.23	$.39	$.68
Diluted	$.13	$.23	$.39	$.67

Dividends per Common Share	$.05	$.05	$.15	$.15

Weighted Average Shares Outstanding (Thousands)
Basic	50,246	51,891	50,260	52,217
Diluted	50,984	52,634	51,004	53,045

Calgon Carbon Corporation
Segment Data
(Dollars in thousands)
(Unaudited)

	3Q16	3Q15	YTD 2016	YTD 2015
Segment Sales

Activated Carbon and Service	$112,504	$121,330	$339,861	$367,644
Equipment	9,784	9,659	30,094	30,003
Consumer	1,682	1,987	6,811	6,484

Net Sales	$123,970	$132,976	$376,766	$404,131

	3Q16	3Q15	YTD 2016	YTD 2015
Segment Operating Income (loss)*

Activated Carbon and Service	$18,255	$26,008	$56,958	$79,157
Equipment	(186)	(764)	(1,144)	(816)
Consumer	306	348	1,431	1,500

Income from Operations *	$18,375	$25,592	$57,245	$79,841

*Before depreciation and amortization.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2016	2015

Assets

Current assets:

Cash and cash equivalents	$57,234	$53,629

Receivables	85,739	96,674

Inventories	114,416	110,364

Other current assets	43,169	47,058

Total current assets	300,558	307,725

Property, plant and equipment, net	307,268	311,019

Other assets	36,678	37,774

Total assets	$644,504	$656,518

Liabilities and Stockholders' Equity

Current liabilities:

Current portion of long-term debt	$7,500	$7,500

Other current liabilities	64,025	73,141

Total current liabilities	71,525	80,641

Long-term debt	94,794	103,941

Other liabilities	76,407	77,945

Total liabilities	242,726	262,527

Total stockholders' equity	401,778	393,991

Total liabilities and stockholders' equity	$644,504	$656,518

CONTACT:
Calgon Carbon Corporation
Dan Crookshank, 412-787-6795
Director – Investor Relations & Treasurer
dcrookshank@calgoncarbon.com